EXHIBIT 10.2

AMERICAN EXPRESS COMPANY
2007 INCENTIVE COMPENSATION PLAN
PERFORMANCE GRANT
(ALSO KNOWN AS THE INCENTIVE AWARD)
TO

Name of Employee

Award Date	Award Period

We are pleased to inform you that, pursuant to the Company’s 2007 Incentive Compensation Plan, as amended (the “Plan”), the Compensation and Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of American Express Company (the “Company”), made to you an award of a Performance Grant under Section 8 of the Plan that is also a Qualifying Award under Section 9 of the Plan, as hereinafter set forth (the “Award” or the “20__ Incentive Award”) as of the award date specified above (the “Award Date”).  This Award is commonly referred to as an annual bonus or annual incentive award (“AIA”).  This Award is subject to the Detrimental Conduct Provisions established by the Committee, and as from time to time amended.

1.             General.  You have been granted the Award subject to the provisions of the Plan and the terms, conditions and restrictions set forth in this agreement (this “Agreement”).  The Award Period is specified above, and the last day of the Award Period is the “Expiration Date.”

2.             Requirement of Employment.  Your rights to the Cash Value and the Number of Restricted Shares or Restricted Stock Units, if any (as those terms are defined below) under Subparagraph 4(b) hereof, shall be provisional and shall be canceled if your continuous employment with the Company and its Affiliates or your Related Employment (as that term is defined in the Plan) (hereinafter collectively referred to as “employment with the American Express companies”), terminates for any reason on or before the payment date as set forth in Subparagraph 4(b).  Whether and as of what date your employment with the American Express companies shall terminate if you are granted a leave of absence or commence any other break in employment intended by the Company to be temporary, shall be determined by the Committee.

3.             Determination of the Schedule A Value, Cash Value and the Number of Restricted Shares or Restricted Stock Units.

(a)           Except as otherwise provided below in this Paragraph 3 and in Paragraphs 2 and 5 hereof, there shall be paid to you in accordance with Paragraph 4 hereof, the Schedule A Value (as reduced pursuant to Subparagraph 3(c)) as of the last day of the Award Period, if any, as provided in Subparagraph 3(b).

(b)           Schedule A Value.

(i)           Except as otherwise provided in this Paragraph 3, the Schedule A Value as of the last day of the Award Period will be equal to the amount, if any, determined by the Committee based on the performance (i.e., 20__ Return on Equity and 20__ Earnings Per Share) of the Company, pursuant to Schedule A to this Agreement.  However, in no event will the Schedule A Value be greater than the maximum value as set forth in Schedule A to this Agreement.

(ii)           The Committee shall determine in its own discretion what portion of the Schedule A Value, if any (as adjusted in accordance with Subparagraph 3(c) below), shall be payable in cash (the “Cash Value”), and what portion shall be denominated in restricted shares or restricted stock units of the Company (the “RSA” or the “RSU”), in accordance with Paragraph 4 below.  The RSA or the RSU shall have the terms substantially as set forth in the form of restricted stock or restricted stock unit award granted generally under the Plan, or its successor, except that the RSA or the RSU shall vest pursuant to a period determined in the Committee’s discretion, except that such vesting period shall not be less than one year from date of grant, and (B) be forfeitable only if your employment with the American Express companies terminates by reason of voluntary resignation or terminates for cause (that is, violation of the Code of Conduct as in effect from time to time) prior to the applicable vesting dates.  The number of restricted shares or restricted stock units of the Company comprising the RSA or the RSU (the “Number of Restricted Shares” or the “Number of Restricted Stock Units”) shall be determined by dividing such portion of the Schedule A Value so designated by the Committee, if any, by the closing price of the shares on the date that the Committee approves payout of the Awards, and shall be payable in the form of an RSA or an RSU in accordance with Paragraph 4 below.

(iii)           For purposes of this Award, all accounting terms are defined in accordance with generally accepted accounting principles as set forth in the Company’s annual audited financial statements, except as otherwise provided below (which will take into account, in each case, the expenses and other financial effect for the applicable year(s) of performance grants under the Plan):

(A)           “Net Income” means, for any given year, the after-tax net income (or loss) of the Company or of a segment or other part of the Company, as the case may be, for such year as adjusted below, as reported by the Company.  The calculation of Net Income, for any given year, will be adjusted to exclude:

•	reported cumulative effect of accounting changes;

•	reported income and losses from discontinued operations; and

•	reported extraordinary gains and losses as determined under generally accepted accounting principles.

(B)           “Average Annual Shareholders’ Equity” means, for any given year, the sum of the total shareholders’ equity of the Company or of a segment or other part of the Company, as the case may be, as of the first day of such year and as of the end of each month during such period (each as reported by the Company), divided by 13.

(C)           “Return on Equity” means, for any given year, the Net Income for such year divided by the Average Annual Shareholders’ Equity for such year.

(D)           “Earnings Per Share” means, for any given year, the diluted earnings (or loss) per share of the Company for such year, as reported by the Company.  The calculation of Earnings Per Share, for any given year, will be adjusted in the same fashion as Net Income for such year.

(iv)           To the extent permissible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of any change in the corporate capitalization of the Company, such as by reason of any stock split, or a material corporate transaction, such as any merger of the Company into another corporation, any consolidation of the Company and one or more corporations into another corporation, any separation of the Company (including a spin-off or other distribution of stock or property by the Company), any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), or any partial or complete liquidation by the Company, other than a normal cash dividend, if the Committee shall determine that such a change equitably requires an adjustment in the calculation or terms of Earnings Per Share, on the grounds that any such change would produce an unreasonable value, such equitable adjustment will be made by the Committee.  Any such determination by the Committee to reflect such change under this Subparagraph 3(b)(iv) shall be final, binding and conclusive.

(c)           As soon as practicable after the last day of the Award Period, the Committee will determine, in its sole discretion, that the Schedule A Value, if any (as determined above in Subparagraph 3(b)), may be adjusted downward, but in no event upward, by a percentage from 0-100%.  In no event may the Committee amend any provision hereof so as to increase or otherwise adjust upward the Schedule A Value.  In exercising its discretion to make a downward adjustment, the Committee will take into account factors such as:  (i) the increase in shareholder value (as indicated, for example, by shareholder return, earnings growth and return on equity); (ii) customer satisfaction (as indicated, for example, by customer satisfaction measures, client retention and growth in products and services); (iii) employee satisfaction (as indicated, for example, by the employee values survey results); (iv) implementation of initiatives (as indicated, for example, by process changes that achieve significant results); (v) achievement of reengineering initiatives (as indicated, for example, by cost savings); and (vi) such other factors deemed relevant by the Committee; provided that any such determination by the Committee need not be made in a uniform manner and may be made selectively among holders of awards of performance grants, whether or not such award holders are similarly situated.

(d)           The Committee’s determinations as to the Schedule A Value, the Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units pursuant to this Agreement shall be final, binding and conclusive upon you and all persons claiming under or through you.

4.             Payment of Award.

(a)           As soon as practicable after the last day of the Award Period, the Committee shall determine whether the conditions of Paragraphs 2 and 3 hereof have been met and, if so, shall ascertain the Schedule A Value (and the negative adjustment thereto), Cash Value and the Number of Restricted Shares or the Number of Restricted Stock Units, if any, in accordance with Paragraph 3 hereof.

(b)           If the Committee determines that there is no Schedule A Value, this Award will be canceled.  If the Committee determines that there is some Schedule A Value, however, the Cash Value as determined pursuant to Paragraph 3 hereof shall become payable to you in cash, and the Number of Restricted Shares or the Number of Restricted Stock Units shall be issued to you in the form of a restricted stock or restricted stock unit award under the Plan, within fifteen business days following the regularly scheduled payroll payment date of the applicable pay period beginning after ________ __ of the year following the Award Period, but in no event later than 90 days after ________ __ of the year following the Award Period (or at such other time or times as the Committee shall determine as provided in Paragraph 6 below).

5.             Termination of Employment after the Award Period but on or before the Payment Date.  If, after the last day of the Award Period and on or before the date specified above in Subparagraph 4(b), but during a period when you have been in continuous employment with the American Express companies since the Award Date, you terminate your employment with the American Express companies for any reason, then you and all others claiming under or through you shall not be entitled to receive any amounts or awards under this Award, except as otherwise determined by the Committee in its sole discretion.

6.             Deferral or Acceleration of Payment of Award.  Any payments to be made under this Award may be deferred or accelerated in such manner as the Committee shall determine; provided, however, that any such deferral or acceleration must comply with the applicable requirements of Section 409A of the Code.  As to such a deferral of payment, any such payment in excess of the amount that was originally payable to you under this Agreement will be based on a reasonable interest rate or on one or more predetermined actual investments (whether or not assets associated with the amount are actually invested therein) as determined by the Committee, and as to such an acceleration of payment to you under this Agreement, any such payment will be discounted to reasonably reflect the time value of money as determined by the Committee.

7.             Change in Control.

(a)           Notwithstanding anything in this Award to the contrary, if you have not received payment under this Award as discussed in Subparagraph 4(b) above, and within two years following a Change in Control, as that term is defined in the Company’s Senior Executive Severance Plan, you experience a separation from service (as that term is defined for purposes of Section 409A of the Code) that would otherwise entitle you to receive the payment of severance benefits under the provisions of the severance plan that you participate in as of the date of such separation from service, then you shall be paid under this Award, subject to Paragraph 15, within five days after the date of such separation from service, a cash payment under this Award equal to the value of (i) (A) the average award paid or payable to you under the 20__ and 20__ Annual Incentive Award or such other annual incentive award program of the Company or one of its subsidiaries that you participated in at the time of such prior payment for the two years prior to the Change in Control, or (B) if you have not received two such awards, the most recent award paid or payable (or guideline amount payable, if you have not previously received any such award) to you under the applicable annual incentive award program of the Company or one of its subsidiaries at the time of such prior payment), multiplied by (ii) the number of full or partial months that have elapsed during the Award Period at the time of such separation from service divided by 12.

(b)           The Committee reserves the right to amend or delete this Paragraph 7 in whole or in part at any time and from time to time; provided, that upon and following the occurrence of a Change in Control, the Committee may not amend this Paragraph 7 in a manner that is detrimental to your rights without your express written consent.  Any amendment of the definition of “Change in Control” in the Senior Executive Severance Plan will be deemed to be an amendment permitted under this Paragraph.

8.             Tax Withholding and Furnishing of Information.  There shall be withheld from any payment of cash or vesting of any restricted shares or restricted stock units under this Award, such amount, if any, as the Company determines is required by law, including, but not limited to, U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of making of the Award or of such payment.  It shall be a condition precedent to the obligation of the Company to make payments under this Award that you (or those claiming under or through you) promptly provide the Company with all forms, documents or other information reasonably required by the Company in connection with the Award.

9.             Rights Not Assignable.  Your rights and interests under the Award and the Plan may not be sold, assigned, transferred, or otherwise disposed of, or made subject to any encumbrance, pledge, hypothecation or charge of any nature, except that you may designate a beneficiary pursuant to Paragraph 10 hereof.  If you (or those claiming under or through you) attempt to violate this Paragraph 9, such attempted violation shall be null and void and without effect, and the Company’s obligation to make any further payments to you (or those claiming under or through you) hereunder shall terminate.

10.           Beneficiary Designation.  Subject to the provisions of the Plan, you may, by completing a form acceptable to the Company and returning it to the Corporate Secretary’s Office, at 200 Vesey Street, New York, New York 10285, name a beneficiary or beneficiaries to receive any payment to which you may become entitled under this Agreement in the event of your death.  You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Corporate Secretary’s Office at the same address.  If you do not designate a beneficiary, or if no designated beneficiary is living on the date any amount or award becomes payable under this Agreement, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary under this Agreement.

11.           Administration.  Any action taken or decision made by the Company, the Board or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding upon you and all persons claiming under or through you.  By accepting this Award or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or decision made under the Plan by the Company, the Board or the Committee or its delegates.

12.           Change in Control Payments.  This Paragraph shall apply in the event of Change in Control (as defined in the American Express Senior Executive Severance Plan, as amended from time to time).

(a)           In the event that any payment or benefit received or to be received by you hereunder in connection with a Change in Control or termination of your employment (hereinafter referred to collectively as the “Payments”) will be subject to the excise tax referred to in Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion of the Payments is subject to the Excise Tax but only if (a) the net amount of all Total Payments (as hereinafter defined), as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without any such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments; provided, however, that you may elect in writing to have other components of your Total Payments reduced, to the extent permitted by Section 409A of the Code, prior to any reduction in the Payments hereunder.

(b)           For purposes of determining whether the Payments will be subject to the Excise Tax, the amount of such Excise Tax and whether any Payments are to be reduced hereunder:  (A) all payments and benefits received or to be received by you in connection with such Change in Control or the termination of your employment, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Person whose actions result in such Change in Control, or any Person affiliated with the Company or such Person (collectively, “Total Payments”) shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor, or if that firm refuses to serve, by another qualified firm, whether or not serving as independent auditors, designated by the Committee (the “Firm”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(2)(A) or Section 280G(b)(4)(A) of the Code; (B) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (C) all “excess parachute payments” within the meaning of Section 280G(b)(2) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Firm, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(g)(4)(B) of the Code) in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and (D) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code and regulations or other guidance thereunder.  For purposes of determining whether any of your Payments shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation (and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes) in the calendar year in which the Payments are made.  The Firm will be paid reasonable compensation by the Company for its services.

(c)           As soon as practicable following a Change in Control, but in no event later than 30 days thereafter, if your Payments are proposed to be reduced, the Company shall provide to you a written statement setting forth the manner in which your Total Payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from the Firm or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

13.           Miscellaneous.  Neither you nor any person claiming under or through you shall have any right or interest, whether vested or otherwise, in the Plan or the Award, unless and until all of the terms, conditions and provisions of the Plan and this Agreement shall have been complied with.  In addition, neither the adoption of the Plan nor the execution of this Agreement shall in any way affect the rights and powers of any person to dismiss or discharge you at any time from employment with the American Express companies.  Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates (as that term is defined in the Plan) nor their respective officers, directors, employees or agents shall have any liability to you (or those claiming under or through you) under the Plan, this Agreement or otherwise on account of any action taken, or decision not to take any action made, by any of the foregoing persons with respect to the business or operations of the Company or any of its Affiliates (as that term is defined in the Plan), despite the fact that any such action or decision may adversely affect in any way whatsoever Average Annual Shareholders’ Equity, Earnings Per Share, Net Income or other financial measures or amounts which are accrued or payable or any of your other rights or interests under this Agreement.

14.           Governing Law.  The validity, construction, interpretation, administration and effect of this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of New York.

15.           Compliance with Section 409A.  The payment of the Award under this Agreement is intended to comply with Section 409A of the Code and the Treasury Regulations promulgated and other official guidance issued thereunder, and this Agreement shall be interpreted, operated and administered consistent with this intent and the American Express Section 409A Compliance Policy, as amended from time to time, and any successor policy thereto.  Notwithstanding any other provision of this Agreement, to the extent that you are a Specified Employee at the time of your separation from service and any payment is required to be delayed by six months pursuant to Section 409A of the Code, then such payment shall be made, without interest, on the first day of the seventh month following your separation from service.

16.           FDIA Limitations.  Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits to you pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 USC Section 1828(k) and any regulations promulgated, or other guidance issued, with respect thereto.

17.           Dodd-Frank Clawback.  Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then you shall return to the Company, or forfeit if not yet paid, the amount of any Award received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to you under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.

AMERICAN EXPRESS COMPANY
By the Compensation and Benefits
Committee of the Board of Directors:

P. CHERNIN	E. MILLER
J. LESCHLY	R. WALTER
R. MCGINN

By

/s/ Carol V. Schwartz
Carol V. Schwartz, Secretary

Notwithstanding any contrary provision in the American Express Company 2007 Incentive Compensation Plan, as amended, the Company reserves the right to correct nonmaterial clerical errors in, and make subsequent nonmaterial clarifications to, any Award Agreement in the future, without prior notification to participants.

AMERICAN EXPRESS COMPANY
2007 INCENTIVE COMPENSATION PLAN
PERFORMANCE GRANT
(ALSO KNOWN AS THE INCENTIVE AWARD)

SCHEDULE A

Payout Level for Each Metric
Annual Measure	Weighting	0% of Max.	___% of Max.	Maximum
EPS
ROE

For purposes of determining the Schedule A Value, if the 20__ Return on Equity or the 20__ Earnings Per Share are equal to or greater than those levels needed to have some Schedule A Value and less than or equal to the maximum specified levels, and are not represented on the table, the Schedule A Value shall be determined by straight-line interpolation from the amounts specified in such table immediately less than and greater than the amounts actually attained.

Note:  the Award is designed to provide the Committee maximum flexibility in determining an appropriate bonus, while maintaining the ability to deduct the amount of the Award.  This table produces the maximum deductible amount of the Award, and not the amount actually to be paid.  The Committee uses negative discretion to reduce such amount as it deems appropriate.